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                                                                    Exhibit 10.2


                 INVESTOR RELATIONS/CONSULTING AGREEMENT BETWEEN
                           PEACHTREE FIBEROPTICS, INC.
                                       AND
                               EQUIS CAPITAL CORP.



This agreement is made and entered into as of this 1st day of December 1999 by and between Peachtree FiberOptics, Inc. d/b/a vfinance.com with offices at 3300 PGA Boulevard, Suite 810 Palm Beach Gardens, Florida 33410 (hereinafter referred to as the "Company") and EQUIS Capital Corp. with offices at 321 NW 36th Avenue Deerfield Beach, FL 33442 (hereinafter referred to as "EQUIS"). Further, it is understood that this Agreement supersedes all preceding written or verbal Agreements between the parties.

WITNESSETH

WHEREAS, the Company requires financial public relations services and desires to engage EQUIS to provide such services; and

WHEREAS, EQUIS is agreeable to such engagement on the terms set forth herein;
and

WHEREAS, the parties mutually desire to enter into this Consulting Agreement,

NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, the parties have agreed as follows:

1. APPOINTMENT
The Company hereby appoints EQUIS as its financial public relations advisor and retains and engages EQUIS under the terms and conditions of this Agreement.

2. TERM
The term of this Agreement shall be for a period of six months (the "initial Term") and shall be renewed for additional six-month terms (the "Renewal Terms"), upon the mutual written agreement of the Company and EQUIS prior to the end of the Initial Term or any Renewal Terms.

3. OBLIGATIONS OF EQUIS
EQUIS agrees to do or perform the following services through its principal, Gary Gordon who shall provide a minimum of 20 hours per week of his time:

         (a)      Coordinate corporate financial public relations efforts.

         (b) Seek to make the Company, its management, its products and prospects, known to broker-dealers, institutional investors, research analysts, fund managers, investment advisors, and other members of the financial community as well as the financial media.


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         (c)      Arrange and manage company presentations through conference calls, personal interface and other means of direct presentations to audiences, which may include stockbrokers, individual and institutional investors, money managers, analysts, etc.

         (d) EQUIS will provide introduction to its network of individuals, firms and brokers for the purpose of participating in scheduled meetings or conference calls with the Company.

         (e) EQUIS will be available to the company to field any calls from and arrange to provide written information to individuals, firms and brokers inquiring about the Company.

         (f) EQUIS will use its best efforts to obtain for the Company exposure in various financial media, independent financial newsletters and through on-line fax and Internet/Email broadcast services.

         (g) The direct costs related to any of the services outlined in this Agreement (if any) will be either directly invoiced to the Company or billed by EQUIS to the Company at cost. The Company agrees to promptly reimburse EQUIS for any such costs it outlays within 10 days of invoice. The Company's CEO must approve in advance any services that require additional costs.


4. LIMITATIONS ON SERVICES
The parties recognize that certain responsibilities and obligations are imposed by Federal and State securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers Inc. and the compliance rules of brokerage houses and other sources.

Accordingly, EQUIS agrees:

         (a) EQUIS shall not release any financial or other material information or data about the Company without the consent and approval of the Company.

         (b) EQUIS shall not conduct any meetings with financial analysts without informing the Company in advance of the proposed meeting and the format or agenda of such meeting.

         (c) EQUIS shall not release any information or data about the Company to any selected or limited person(s), entity or groups if EQUIS is aware that such information or data has not been generally released or promulgated.



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5. DUTIES OF THE COMPANY
In recognition of the responsibilities set forth in the preceding paragraph 4, the Company agrees:

         (a) Within five (5) days of the date of execution of this Agreement, to deliver to EQUIS a complete due diligence package on the Company including all the Company's filings with the Securities and Exchange Commission, all press releases written about the Company and all other relevant materials with respect to such filings, including but not limited to corporate reports, brochures and the like, the Company's business plan, all financial statements, audited and/or otherwise and/or pro forma, a list of the of all the Company's shareholders and a list of the brokers and market makers in the Company's stock.

         (b) To supply EQUIS on a regular and timely basis with all approved data and information about the Company, its management, its products and its operations. The Company shall be responsible for advising EQUIS of any facts, which would affect the accuracy of any prior data and information supplied to EQUIS. The Company shall supply EQUIS with a list of new shareholders of the Company's stock on a monthly basis.

         (c) To promptly supply EQUIS with full and complete files of all shareholder reports and communications with all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community and with all product/services brochures, sales materials, etc.

         (d) To promptly notify EQUIS of the filing of any registration statement for the sale of securities and of any other event which triggers any restrictions on publicity.

         (e) To notify EQUIS if any information or data supplied to EQUIS has not been generally release or promulgated.

6. REPRESENTATIONS AND IMDEMNIFICATION

         (a) The Company shall be deemed to make a continuing representation of the accuracy and currency of any and all material facts, material information and data which it supplies to EQUIS and the Company acknowledges its awareness that EQUIS will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions.

         (b) The Company shall immediately give written notice to EQUIS of any change in the Company's financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business. EQUIS, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material information and data supplied by the Company.


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         (c)      The Company hereby agrees to indemnify and to hold EQUIS
                  harmless from and against any claims demands, suits, losses and damages including claims for attorney's fees and court costs, arising out of EQUIS' reliance upon the accuracy and continuing accuracy of such facts, materials, information and data and on the general availability of information supplied to EQUIS by the Company and EQUIS' ability to promulgate such information.


         (d) EQUIS MAKES NO REPRESENTATION THAT (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY (B) THE PRICE OF THE COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE, OR (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY.


7. COMPENSATION

         (a) For all general financial public relations services, the Company shall pay to EQUIS a monthly fee of $3,000.00. (See section 9a)


         (b) In addition to the monthly fee set forth in paragraphs 7(a) above, the Company shall deliver to EQUIS an option agreement to purchase 30,000 shares of the Company's common stock. Beginning one month from the date of this Agreement, these options shall vest at the rate of 5,000 per month starting with the options that have the lowest exercise price. Such options shall have the following exercise prices:

                           a) First 10,000 at $4 per share
                           b) Second 10,000 at $5 per share
                           c) Third 10,000 at $6 per share

                  These options shall be exercisable for a period of five years and the underlying shares shall have registration rights pursuant to Exhibit A. The agreement evidencing the above options will be delivered to EQUIS within 30 days of the signing of this Agreement.

         (c) For special services not within the scope of this Agreement, the Company shall pay EQUIS such fees as, and when the parties determine in advance, the performance of the services and fees. All special services will be agreed to in written form and pre-approved by the Company.

8. TERMINATION
This Agreement may be terminated by either party with or without cause upon 10 days written notice.

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9. BILLING AND PAYMENT

         (a) It is agreed that the monthly fee above shall be payable upon the successful funding of at least $2,000,000 of the Company's private placement. This $3,000 monthly fee shall be payable retroactive to the date of this Agreement.

         (b) The direct costs related to any of the services outlined above or in this Agreement (if any) will be either directly invoiced to the Company or billed by EQUIS to the Company at cost. The Company agrees to promptly pay all third party vendors under the terms and conditions of their respective invoices and to indemnify EQUIS against any claim for payment made by any third party vendor for services rendered on behalf of the Company. The Company agrees to promptly reimburse EQUIS for any expenses incurred by EQUIS on behalf of the Company within 10 days of invoice. Expenses are to be approved in advance by the Company.

10. RELATIONSHIP OF PARTIES
EQUIS is an independent contractor and is responsible for compensation of its own agents, employees and representatives as well as all applicable withholding therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture or other business entity or association between the parties.

11. ATTORNEY'S FEES
Should either party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees through trial and appeal.

12. ASSIGNMENT
The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

13. NOTICES
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested or Federal Express to the principal officer of the party being notified.

14. SEPERABILITY
If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision to the extent invalid, illegal or unenforceable and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof and the Agreement shall be construed as if such provision had never been contained herein.



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15. GOVERNING LAW
This Agreement shall be governed by and interpreted under the laws of the State of Florida.

16. ENTIRE AGREEMENT
This instrument contains the entire agreement between the parties and may be modified only by agreement in writing and signed by both parties.


IN WITNESS WHEROF, the parties hereto, intending to be legally bound, have executed this Agreement on this 1st day of December 1999.



EQUIS CAPITAL CORP.                                  PEACHTREE FIBEROPTICS, INC.


                                                     /s/ Leonard J. Sokolow
--------------------------                           ------------------------
By: Gary J. Gordon, President                        Leonard J. Sokolow, CEO














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